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[LETTERHEAD]                                                 Exhibit 10.21


January 12, 2000



Rammy Rasmussen
480 South Clark
Los Altos, CA 94024


Dear Rammy:

We are very pleased to extend GaSonics International's offer to you to join our organization. The following is our offer to you:

1. The position of Vice President, Chief Financial Officer reporting to the President and CEO of GaSonics International, Asuri S. Raghavan.

2.  Your base salary will be $16,666.67 per month ($200,000.00 annually).

3.  You will receive an executive car allowance of $650.00 per month.

4. You will be eligible to receive an executive incentive of 45% of your base salary upon achievement of individual and/or financial goals, paid annually.

5. You will be eligible to participate in our executive deferred compensation plan.

6. You will receive 50,000 stock options vested over four years. All options are contingent upon approval by the Board of Directors with option price set at fair market value established at the time of the grant. Options expire after 10 years. 25% of the option shares shall become exercisable upon completion of one year of service. The option will become exercisable for the balance of the option shares in 36 successive equal monthly installments upon completion of each additional month of service over the succeeding three years.

7. Upon acceptance of this offer and joining our company, you will receive a bonus of $20,000.00. If you voluntarily terminate your employment within 12 months from your date of hire, this amount must be refunded to GaSonics International on a pro-rated basis.

8.  You will be eligible to participate in GaSonics' 401(K) Plan. The
    Company contributes 50% of the first 6% of salary deferral made to the Plan and is vested over a four-year schedule.


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Rammy Rasmussen
1/12/00
Page 3


9.  In the event that your employment is terminated within the first twelve
    (12) months of employment with the Company and this termination is the result of a Change of Control, you will receive one (1) year salary and benefit continuation, and continued stock option vesting for that period. This will be paid up to a period of twelve (12) months, or until you begin new employment, whichever comes first.


Upon accepting this offer, you will receive the standard GaSonics International benefits package. Benefit coverage will commence on your date of hire. Verification of your citizenship or right to work in the United States is required, and you will need to provide proof of this on your first day of employment. BENEFITS ORIENTATION WILL BE CONDUCTED ON YOUR FIRST DAY OF EMPLOYMENT AT 8:00 AM IN BUILDING ONE, 2730 JUNCTION AVENUE.

Employment with GaSonics International is for no specified period of time. As a result, either you or GaSonics International are free to terminate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between us on this term. Although your job duties, title, compensation and benefits, as well as GaSonics International's personnel policies and procedures may change from time to time, the "at-will" nature of your employment may only be changed in an express writing signed by you and the President of the Company.

This offer is open to you until January 21, 2000. To indicate your concurrence and acceptance, please sign one copy of this letter and return it to my attention at your earliest convenience.

GaSonics International is a company with a goal of leading the industry in some of the most challenging and exciting markets. We have the potential for being one of the premier growth companies of the 90's. Whether or not we meet this challenge depends upon the excellence of our people. Thus, the position offered you is central to the company's success.

We believe that you have a great deal to contribute to our organization, and we feel certain that you will find many challenges, satisfaction and opportunities in your association with GaSonics International. We look forward to having you on the GaSonics team.


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Rammy Rasmussen
1/12/00
Page 3


Sincerely,

/s/ Robert Meams

Robert Meams
Director, Human Resources

GaSonics International



Agreed and Accepted:         /s/ Rammy Rasmussen             1/12/00
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                             Name                            Date


Employment Start Date:                   1/12/00
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                             Date